Exhibit 99.1

GSE Announces the Appointment of Thomas J. Dougherty to the Board of Directors

- New Director Brings 40 Years of Experience in the Nuclear Industry -
COLUMBIA, MD – March 1, 2022 – GSE Systems, Inc. (“GSE Solutions” or “GSE”) (Nasdaq: GVP), a leader in advanced engineering and workforce solutions that support the future of clean energy production and overall decarbonization initiatives of the power industry, today announced it has appointed Mr. Thomas J. Dougherty to its Board of Directors, as an independent director, effective immediately. Mr. Dougherty has more than 40 years of experience in plant operations, management, and support of nuclear power plants, including his service in the United States Navy Nuclear Submarine program.
“We are excited to welcome Tom as a new independent director to the GSE board. Tom’s expertise will help ensure that GSE focuses on the critical needs of the nuclear industry during this exciting time of innovation and transitioning the grid to be carbon free. As the nuclear industry continues to invest in itself through extending the operational lifetime and produce more power from the existing fleet, Tom’s deep expertise will offer tremendous insight and counsel to the board and add significant value to the company. We are thrilled to have Tom as part of the team,” said Kyle Loudermilk, President and CEO, GSE Solutions.
Mr. Thomas J. Dougherty, commented, “I am very pleased to join the board of directors of GSE. I’ve become familiar with GSE’s services and technology and recognize the company’s track record of working with leading utility operators, some of which I have been personally involved with. The company’s software offerings are also of great value to the industry, especially when operators are seeking to make efficiency improvements to make sure their assets are at peak optimization and producing as much power as possible in a safe and reliable manner. I’m looking forward to leveraging my experience and knowledge of the nuclear power industry and contributing to make an immediate impact.”
Mr. Dougherty currently serves as the Nuclear Safety Review Board (NSRB) Chairperson at several Exelon Sites, and as a Subcommittee Chair for NSRBs at Southern Company and Energy Northwest. Mr. Dougherty retired from the Exelon Corporation in 2019 as the Senior Vice President for Mid-Atlantic Operations.  He held that position since 2015 and was responsible for the oversight of Exelon’s Mid-Atlantic nuclear sites: Limerick, Peach Bottom, Three Mile Island, and Oyster Creek.  His responsibilities also included coordination of the permanent shutdown and transition to decommissioning at Oyster Creek and TMI. He held leadership positions in Operations, Outage Management, Work Control, Project Management, Nuclear Oversight, and Training.  In addition to his Senior VP role, Tom held executive positions within Exelon as: Site VP at the Limerick Generating Station, Site VP at the Peach Bottom Atomic Power Station, and Plant Manager at Three Mile Island Unit 1.  He also recently led Exelon Nuclear’s Talent & Leadership Development Business Imperative, as well as their fleetwide Nuclear Fuel Reliability initiative.  Tom has been influential in industry programs throughout his career, including mentoring the Reactor Technology for Industry Executives course conducted at the Massachusetts Institute of Technology, and mentoring leadership courses at the Institute of Nuclear Power Operations.
Mr. Dougherty received his bachelor’s degree in Engineering from Widener University and obtained a Senior Reactor Operator’s License and Simulator Instructor Certification at Limerick.  He also completed the Senior Nuclear Plant Management Course conducted by INPO’s National Academy for Nuclear Training.

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ABOUT GSE SOLUTIONS
We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that allow customers to achieve the performance they imagine. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is proven, with over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. www.gses.com

Company Contact:
GSE Solutions
Kyle Loudermilk, President and Chief Executive Officer
P:  (410) 970-7800

Investor Contact:
Lytham Partners
Adam Lowensteiner, Vice President
gvp@lythampartners.com
P:  (646) 829-9702